Exhibit 99.1

Consent of Director Nominee

Pursuant to Rule 438 under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of SolarEdge Technologies, Inc., the undersigned hereby consents to being named and described as a director nominee in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ M. Gani
Marcel Gani

Dated: March 10, 2015